Exhibit 99.4

McLeodUSA Incorporated
McLeodUSA Technology Park
6400 C Street SW, P.O. Box 3177
Cedar Rapids, IA 52406-3177

April 19, 2002

Securities and Exchange Commission
450 Fifth Street, N.W. Washington, D.C. 20549

Ladies and Gentlemen:

This letter is written pursuant to Temporary Note 3T to Article 3 of Regulation S-X.

McLeodUSA Incorporated, a Delaware corporation ("McLeodUSA"), has received a representation letter from Arthur Andersen LLP ("Andersen"), McLeodUSA's independent public accountants, in connection with the issuance of Andersen's audit report included within this filing on Form 10-K/A. In its letter, Andersen has represented to us that its audit of the consolidated balance sheets of McLeodUSA and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations and comprehensive loss, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2001, was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Andersen is not relevant to this audit.

Very truly yours,

/s/ Chris A. Davis
 Chris A. Davis
Chief Operating and Financial Officer